UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 14, 2008
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of Other Jurisdiction of Incorporation)

000-49728	87-0617894
(Commission File Number)	(I.R.S. Employer Identification No.)

118-29 Queens Boulevard, Forest Hills,
New York	11375
(Address of principal executive offices)	(Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(d) On August 14, 2008, the Board of Directors of JetBlue Airways Corporation (the “Company”, we or us) increased the number of members of the Board of Directors to eleven and appointed Stephan Gemkow to fill the newly created vacancy. Mr. Gemkow was appointed to our Board of Directors in connection with the Stock Purchase Agreement, dated as of December 13, 2007, as amended, between Deutsche Lufthansa AG and the Company. Deutsche Lufthansa AG nominated Mr. Gemkow for the appointment. Mr. Gemkow, age 48, is a member of the Deutsche Lufthansa AG Executive Board and is it’s Chief Financial Officer, serving in that capacity since June 1, 2006. Mr. Gemkow joined Deutsche Lufthansa AG in 1990, working initially in Corporate Organization and Strategic Corporate Development. He then moved on to work in various management capacities before serving as Area Sales Manager in Washington D.C. from 1994 to 1997. He subsequently took over as Head of Investor Relations, and in 2001 was appointed Senior Vice President Corporate Finance. In February 2004, Mr. Gemkow joined the Executive Board of Lufthansa Cargo AG, where he was responsible for Finance and Human Resources.
Stephan Gemkow is Chairman of the Supervisory Boards of Delvag Luftfahrtversicherungs-AG and Lufthansa AirPlus Servicekarten GmbH. He is a member of the Supervisory Boards of Lufthansa Cargo AG, LSG Lufthansa Service Holding AG, Lufthansa Technik AG, Evonik Industries AG and also serves on the Boards of Directors of WAM Acquisition S.A., Amadeus IT Group S.A. and WAM Portfolio S.A. He is a member of the Exchange Experts Commission advising the German Federal Ministry of Finance.
Our Board of Directors does not expect to appoint Mr. Gemkow to a committee at this time. There are no transactions in which Mr. Gemkow has an interest requiring disclosure under Item 404(a) of Regulation S-K, except for the previously disclosed transaction with Deutsche Lufthansa AG. Mr. Gemkow will be compensated in accordance with the Company’s publicly disclosed director compensation policies.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date: August 18, 2008	By:	/s/ EDWARD BARNES
Executive Vice President and Chief Financial Officer
(principal financial and principal accounting officer)